Exhibit 10.1

MANAGING DIRECTOR AGREEMENT

This MANAGING DIRECTOR AGREEMENT (this “Agreement”) is made, as of January 1, 2008 (the “Effective Date”), by and between OZ Management LP, a Delaware limited partnership (“OZM”), and                          (the “Managing Director”).

1. Title; Reporting; Key Responsibilities; At-Will Employment.

(a) The Managing Director will be employed as a managing director of OZM. The Managing Director shall provide services to OZM for its benefit, or for the benefit of, OZ Advisors LP, a Delaware limited partnership and affiliate of OZM (“OZA”), and OZ Advisors II LP, a Delaware limited partnership and affiliate of OZM (“OZA2” and, together with OZM and OZA, the “Och-Ziff Operating Group”), as directed by OZM. For so long as he or she is a managing director, the business of the Och-Ziff Operating Group will be the Managing Director’s sole occupation, and the Managing Director agrees to devote substantially all of his or her business time, skill, energies and attention to the Och-Ziff Operating Group in a diligent manner.

(b) The Managing Director will report to such individual or individuals as directed by OZM from time to time.

(c) The Managing Director’s key responsibilities will be determined by OZM from time to time.

(d) The Managing Director’s employment with OZM is an at-will relationship, meaning that either the Managing Director or OZM may terminate this employment relationship at any time, for any reason or no reason, with or without “Cause” (as defined in Section 2(f) below), and with or without advanced notice.

2. Salary; Bonus Compensation.

(a) During the Managing Director’s employment with OZM, the Managing Director shall receive a base salary from OZM at an annualized rate of $300,000 per year, payable on a semi-monthly basis in accordance with OZM’s standard payroll policies (the “Base Salary”).

(b) During the Managing Director’s employment with OZM, the Managing Director shall be entitled to receive bonus compensation (the “Bonus Compensation”) with respect to each fiscal year of such employment that is equal to the sum of the Managing Director’s “Incentive Percentage” (as defined in Section 2(b)(i) below) plus the Managing Director’s “Management Percentage” (as defined in Section 2(b)(ii) below) minus the Base Salary paid to the Managing Director in the applicable year, subject to and in accordance with the conditions provided in Sections 2(c) and (d) below; provided, however, that the Managing Director must be employed by OZM on the last day of the fiscal year to which the Bonus Compensation relates in order to be eligible for such Bonus Compensation. If the Managing Director is not employed by OZM on the last day of the fiscal year, the Managing Director shall have no right to any such Bonus Compensation for the applicable fiscal year.

(i) The term “Incentive Percentage” means an amount equal to         % of the incentive income received by the Och-Ziff Operating Group during the applicable fiscal year, determined in accordance with Sections 2(b)(iii) and (iv).

(ii) The term “Management Percentage” means an amount equal to         % of the net profits from management fees received by the Och-Ziff Operating Group during the applicable fiscal year, determined in accordance with Sections 2(b)(iii) and (iv).

(iii) The Incentive Percentage and Management Percentage are applied, in each case, after deducting (a) 12.5% of the total incentive income and net profits from management fees received by the Och-Ziff Operating Group and (b) all expenses incurred by the Och-Ziff Operating Group. The determination of the total incentive income and net profits from management fees, which are received by, and the expenses incurred by, the Och-Ziff Operating Group, shall be at the sole discretion of OZM.

(iv) OZM may adjust either or both of the Incentive Percentage and/or the Management Percentage annually, in the sole discretion of the Chairman of the Partner Management Committee of OZM (or, if there shall be no Chairman, the remaining members of such committee) (as applicable, the “Chairman”), upon 30 days’ prior written notice to the Managing Director.

(c) Subject to Section 2(b) above, the Managing Director shall be entitled to receive 70% of the Bonus Compensation in the form of a cash bonus, payable on or before March 15 of the year immediately following the fiscal year to which the Bonus Compensation relates.

(d) (i) Subject to Section 2(b) above, 30% of the Bonus Compensation (the “MD Vesting Amount”) payable for fiscal year 2008 and fiscal years thereafter shall be settled by an award to the Managing Director on or about December 31 of each such fiscal year of a number of Class A restricted share units (“RSUs”) under the Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (the “Plan”) equal to the RSU Equivalent Amount (as defined in Section 2(d)(iii) below); provided that the Managing Director is employed by OZM on such date and has entered into an Award Agreement (as defined in Section 2(d)(ii) below) with respect to each such award. Each award of RSUs will vest, in full, on the third anniversary of the date of the award; provided that the Managing Director will have no right to any unvested RSUs if the Managing Director is not employed by OZM on such anniversary date. Notwithstanding the immediately preceding sentence, if the Managing Director’s employment has been terminated by OZM without Cause or on account of the Managing Director’s death or the Managing Director becoming Disabled (as defined in Section 2(g) below) prior to any such anniversary date, any unvested RSUs shall become nonforfeitable and shall vest on the date they otherwise would have vested in the absence of such termination of employment. Each vested RSU may be settled, in the sole discretion of the Board of Directors (the “Board”) of Och-Ziff Capital Management Group LLC, either by the delivery of (1) one Class A Share (as defined in the Plan) or (2) cash equal to the Fair Market Value (as defined in the Plan) of one Class A Share.

(ii) Upon each annual award of RSUs in respect of the MD Vesting Amount, the Managing Director and OZM will enter into an RSU Award Agreement substantially in the form of Exhibit A hereto (the “Award Agreement”). As set forth in the Award Agreement, the Managing Director will be credited with Distribution Equivalents (as defined in the Plan) with respect to the RSUs, calculated as described in the Award Agreement. The Distribution Equivalents shall be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Additionally, at the sole discretion of the Board, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents.

(iii) For purposes of this Section 2(d):

  (1) the term “Discounted Fair Market Value” shall mean the RSU Fair Market Value reduced by 20% thereof;

  (2) the term “RSU Equivalent Amount” shall mean the quotient of the MD Vesting Amount divided by the Discounted Fair Market Value, rounded to the nearest whole number.

  (3) the term “RSU Fair Market Value: shall mean the average of the closing price on the New York Stock Exchange of Och-Ziff Capital Management Group LLC’s Class A Shares for the ten trading day period beginning (and including) December 11 (or the next trading day in the event that December 11 is not a trading day) of the year to which the award relates.

  For example, if the Managing Director’s Bonus Compensation for a fiscal year is $100,000, and the average closing price of Class A Shares for the ten trading day period beginning December 11 of such year is $25 per share, then the Managing Director would receive an award of 1,500 RSUs (($100,000*.3) = $30,000; ($30,000 / $20) = 1,500 RSUs).

(e) Nothing herein shall mean or be construed to mean that (i) the Managing Director is a partner of any of the Och-Ziff Operating Group entities or has any other right, title, interest or claim with respect to the equity of any of the Och-Ziff Operating Group entities, Och-Ziff Capital Management Group LLC or their affiliates (collectively, the “Och-Ziff Entities”) or (ii) the Managing Director or any person claiming under or through the Managing Director has any right, title, interest or claim to the proceeds of (1) any sale of all or any portion of any of the Och-Ziff Entities (whether by merger, consolidation, sale of assets or otherwise), (2) any issuance of equity in any of the Och-Ziff Entities, (3) any sale of all or part of the then existing equity of any of the Och-Ziff Entities or (4) any other monetization or capitalization of the Och-Ziff Entities.

(f) For purposes of this Agreement, “Cause” shall mean that the Managing Director (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over any of the Och-Ziff

Entities to have, or has entered into a consent decree determining that the Managing Director, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has, in the capacity as a Managing Director, committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement with respect to any of the Och-Ziff Entities; (vi) has become subject to any proceeding seeking to adjudicate the Managing Director as bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of the Managing Director under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for the Managing Director or for any substantial part of the property of the Managing Director, or the Managing Director has taken any action authorizing such proceeding; or (vii) has breached any of the provisions of Section 3 of this Agreement.

(g) For purposes of this Agreement, “Disabled” shall have the meaning set forth in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

(h) OZM shall have the right to deduct from any amounts paid to the Managing Director under this Agreement all taxes and other amounts that may be required or authorized to be deducted or withheld by law (including, but not limited to, income tax withholding and social security payments), whether such laws are now in effect or become effective after the date of this Agreement.

3. Non-Competition; Non-Solicitation and Non-Disparagement.

(a) The Managing Director acknowledges and agrees that: (i) the alternative asset management business is intensely competitive, (ii) the Managing Director has developed, and will continue to develop and have access to and knowledge of, confidential information (including, but not limited to, material non-public information of the Och-Ziff Entities and their clients), (iii) the direct and indirect disclosure of any such information to existing or potential competitors of the Och-Ziff Entities would place the Och-Ziff Entities at a competitive disadvantage and would do damage to the Och-Ziff Entities, (iv) the Managing Director has developed goodwill with the Och-Ziff Entities’ clients and counterparties at the substantial expense of the Och-Ziff Entities, (v) the Managing Director may continue to develop client and counterparty goodwill, through investment by and resources of the Och-Ziff Entities, while working for and at the direction of OZM, (vi) the Managing Director engaging in any of the activities prohibited by this Section 3 would constitute improper appropriation and/or use of the Och-Ziff Entities’ confidential information and/or goodwill, (vii) the Managing Director’s association with the Och-Ziff Entities has been critical, and the Managing Director’s association with the Och-Ziff Entities is expected to continue to be critical, to the success of the Och-Ziff Entities, (viii) the services to be rendered, and relationships developed, by the Managing Director to or at the direction of OZM are of a special and unique character, (ix) the Och-Ziff Entities conduct the alternative asset management business throughout the world, (x) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable, and (xi) in light of the foregoing and of the Managing Director’s education, skills, abilities and financial resources, the Managing Director acknowledges and agrees that the

Managing Director will not assert, and it should not be considered, that enforcement of any of the covenants set forth in Section 3 would prevent the Managing Director from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) During the Managing Director’s employment with OZM and for the 12-month period immediately following the termination of the Managing Director’s employment for any reason other than without Cause, the Managing Director shall not, without the prior written consent of OZM, directly or indirectly (i) engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined below), (ii) render any services to any Competing Business or (iii) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding minimal percentages of the stock of public companies). For purposes of this Agreement, “Competing Business” means any entity, or distinct portion thereof, that engages in the alternative asset management business.

(c) During the Managing Director’s employment with OZM and for the 12-month period immediately following the termination of the Managing Director’s employment for any reason, the Managing Director will not, directly or indirectly, in any manner solicit any of the Och-Ziff Entities’ partners, directors, officers or employees to terminate their relationship or employment with the applicable Och-Ziff Entities, or hire any such person who was employed by any Och-Ziff Entities or was once a partner or director of any Och-Ziff Entities as of the date of the Managing Director’s termination of employment, or whose employment or relationship with any such Och-Ziff Entities terminated after or within two years prior to the date of such Managing Director’s termination of employment. Additionally, the Managing Director may not solicit or encourage to cease to work with any of the Och-Ziff Entities any consultant, agent or senior adviser that the Managing Director knows or should know is under contract with any of the Och-Ziff Entities.

(d) During the Managing Director’s employment with OZM and for the 12-month period immediately following the termination of the Managing Director’s employment for any reason, the Managing Director will not, directly or indirectly, in any manner solicit or induce any of the Och-Ziff Entities’ current, former or prospective investors, financing sources, capital market intermediaries, consultants or other counterparties to terminate (or diminish in any material respect) his, her or its relationship with the Och-Ziff Entities for the purpose of associating with any Competing Business, or otherwise encourage such investors, financing sources, capital market intermediaries, consultants or other counterparties to terminate (or diminish in any respect) his, her or its relationship with the Och-Ziff Entities for any other reason.

(e) During the Managing Director’s employment with OZM and at all times following the termination of the Managing Director’s employment for any reason, the Managing Director will not, directly or indirectly, make, or cause to be made, any statement, observation, or opinion disparaging the business or reputation of any of the Och-Ziff Entities, or any of their respective owners, directors, partners, members, officers, directors, or employees; provided, however, that nothing contained in this Section 3 shall preclude the Managing Director from providing truthful testimony in response to a valid subpoena, court order, regulatory request, or as may be otherwise required by law, or from participating or cooperating in any action, investigation or proceeding with, or providing truthful information to, any governmental agency, legislative body, self-regulatory organization, or any of the Och-Ziff Entities’ legal departments. Notwithstanding the foregoing, the Managing Director may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the matters discussed herein, provided, however, that the Managing Director shall not disclose any other information that is not relevant to understanding the tax treatment and tax structure of the matters discussed herein (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

4. Injunctive Relief; Liquidated Damages.

(a) The Managing Director acknowledges and agrees that an attempted or threatened breach by him or her of Section 3 of this Agreement would cause irreparable injury to OZM and the other Och-Ziff Entities not compensable in money damages and OZM shall be entitled, in addition to the remedies set forth in Section 4(b), to obtain a temporary, preliminary and permanent injunction prohibiting any breaches of Section 3 of this Agreement without being required to prove damages or furnish any bond or other security.

(b) Without limiting the right of OZM to obtain injunctive relief for any attempted or threatened breach of Section 3 of this Agreement: (i) in the event the Managing Director actually breaches Section 3(b) of this Agreement, then the Managing Director shall owe, as liquidated damages, to OZM, an amount equal to the cash and any equity-based compensation provided to the Managing Director in the 12-month period prior to the date of the Managing Director’s termination of employment with OZM, and (ii) in the event the Managing Director actually breaches Section 3(c), (d) or (e) of this Agreement, then OZM shall be entitled to any other available remedies including, but not limited, to an award of money. The Managing Director further agrees that it would be impossible to compute the actual damages resulting from a breach of Section 3(b), and that the liquidated damages amount set forth in this Agreement is reasonable in light of the anticipated damage OZM and the other Och-Ziff Entities would suffer from a breach of Section 3(b).

5. Acknowledgment. The Managing Director acknowledges that he or she has been given the opportunity to ask questions of the Och-Ziff Entities and has consulted with counsel concerning this Agreement to the extent the Managing Director deems necessary in order to be fully informed with respect thereto.

6. Miscellaneous.

(a) All decisions relating to the compensation of the Managing Director, including, without limitation, the amount of his or her Incentive Percentage and Management Percentage and the determination of whether the Managing Director shall receive payments related to the revenues generated by a particular line of business of the Och-Ziff Operating Group, shall be determined in the sole discretion of the Chairman, and any such determination shall be final. The Chairman will not reduce the Management Percentage or the Incentive Percentage, as outlined in Section 2 of this Agreement, during the fiscal year ending December 31, 2008.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in New York.

(c) This Agreement cannot be amended or modified except by a writing signed by the parties hereto. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(e) If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(f) The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(g) Immediately upon the Managing Director’s termination or resignation for any reason, OZM and the other Och-Ziff Entities will have no future obligation (financial or other) to the Managing Director, except as explicitly stipulated in Section 2 of this Agreement.

(h) The Managing Director (or the Managing Director’s beneficiary) shall be solely a general creditor of OZM with respect to any rights derived by the Managing Director from the existence of this Agreement.

(i) If the Managing Director ceases to perform services for or at the direction of OZM for any reason, the Managing Director will not be required to repay any previously paid salary.

(j) If in any year subsequent to the first fiscal year that this Agreement is in effect, (i) the Managing Director is offered a Management Percentage or Incentive Percentage (“Percentages”) less than that outlined in Section 2 of this Agreement or (ii) a revenue stream for an existing business that was previously included in the Managing Director’s compensatory calculation is removed from such calculation, then the Managing Director will have the right to resign within 30 calendar days (“Notification Period”) after the date of notification of the reduction of the Percentages or the removal of the revenue stream, without being subject to Sections 2, 3 and 4 of this Agreement (other than Section 3(e)). The Managing Director must notify OZM in writing if the Managing Director desires to resign. Upon expiration of the Notification Period, the Managing Director will be required to sign a revised agreement, outlining the revised Percentages and/or revised revenue streams.

7. Special Awards. The Managing Director may be awarded compensation in excess of amounts resulting from application of the provisions in Section 2 of this Agreement, at the sole discretion of the Chairman.

8. No Further Compensation. The Managing Director will not be entitled to receive any compensation other than what is specifically outlined in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Signature of Managing Director	OZ Management LP

	By:	Och-Ziff Holding Corporation,
Print Name:		its general partner
Address:
By:
Name:
Title:

EXHIBIT A

FORM OF

CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT

UNDER THE OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

2007 EQUITY INCENTIVE PLAN

(FOR ALL PARTICIPANTS LOCATED IN THE UNITED STATES)

MD VESTING AMOUNT AWARD

This CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of December 31, _____ (the “Date of Grant”), is made by and between OZ Management LP, a Delaware limited partnership (the “Company”), and ___________________ (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Share Units.

(a) Subject to all of the terms and conditions of this Award Agreement, the Plan, and the MD Agreement (as defined in Section 1(b) below), the Company hereby grants to the Participant _____ Class A restricted share units (the “RSUs”). This grant is being made pursuant to Section 2(d) of the MD Agreement in satisfaction of the MD Vesting Amount (as defined in the MD Agreement) for the fiscal year ended December 31,             .

(b) For purposes of this Award Agreement, “MD Agreement” means the Managing Director Agreement, dated as of January 1, 2008, between Company and the Participant, as amended and supplemented from time to time.

2. Form of Payment.

(a) Except as otherwise provided in this Award Agreement or the Plan, each RSU granted hereunder shall represent the right to receive, in the sole discretion of the Board, either (i) one Class A Share or (ii) cash equal to the Fair Market Value of one Class A Share, in either case, on the third business day following the date such RSU becomes vested and nonforfeitable in accordance with the vesting schedule set forth in Exhibit A hereto.

(b) In addition, the Participant will be credited with Distribution Equivalents with respect to the RSUs, calculated as follows: with respect to any RSUs granted on or prior to the record date applicable to a cash distribution, on each date that any such cash distribution is paid to all holders of Class A Shares while the RSUs are outstanding, the Participant’s account shall be credited, in the sole discretion of the Board, with one of the following: (i) the right to receive an amount of cash equal to the amount of such Distribution Equivalents or (ii) an additional number of RSUs equal to the number of whole Class A Shares (valued at Fair

Market Value on such date) that could be purchased on such date with the aggregate dollar amount of the cash distribution that would have been paid on the RSUs had the RSUs been issued as Shares. The right to receive cash or additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder and will be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Any RSUs credited to the Participant’s account may, in the sole discretion of the Board as determined at the time such Distribution Equivalent is credited to the Participant’s account, be eligible to receive additional Distribution Equivalents.

3. Restrictions

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b) Unless the Restricted Period is previously terminated in accordance with Section 3(c) below, the RSUs shall become vested in accordance with the vesting schedule set forth in Exhibit A hereto (the “Restricted Period”) and the Class A Shares to which such vested RSUs relate shall become issuable hereunder on the third business day thereafter (provided, that such issuance is otherwise in accordance with federal and state securities laws, including, satisfaction of all withholding requirements).

(c) Except as otherwise provided under the terms of the Plan or in the vesting schedule attached hereto, if Participant’s employment is terminated for any reason (“Termination”), then this Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided under the terms of the Plan or in the vesting schedule attached hereto, the RSUs that are subject to restrictions upon the date of Termination shall be forfeited without payment of any consideration, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

4. Voting and Other Rights. Participant shall have no rights of a shareholder (including the right to distributions) unless and until Class A Shares are issued following vesting of Participant’s RSUs.

5. Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

6. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant or from the Class A Shares otherwise issuable in respect of the RSUs any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the payment of any RSU.

7. No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its equityholders, as the case may be) to terminate Participant’s employment at any time for any reason whatsoever, with or without cause.

8. Section 409A Compliance. Notwithstanding anything to the contrary contained in this Award Agreement, to the extent that the Board determines that the Plan or the RSU is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace the RSU in order to cause the RSU to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

9. Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

10. Award Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon Participant and upon Participant’s heirs, executors, administrators, personal representatives, permitted transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

11. No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by Participant.

12. Necessary Acts. Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

13. Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14. Entire Award Agreement. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

15. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

OZ MANAGEMENT LP
By:	Och-Ziff Holding Corporation, its General Partner

By:
Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Award Agreement.

PARTICIPANT

Signature

Print Name:

Address:

EXHIBIT A

1.	General Vesting Schedule.

Subject to Section 2 below, one-hundred percent (100%) of the RSUs shall vest on the third anniversary of the Date of Grant, provided that the Participant shall have no right to the unvested RSUs if the Participant is not employed by the Company on such anniversary date.

2.	Exceptions to General Vesting Schedule.

Notwithstanding the above, upon the Company’s termination of the Participant’s employment without Cause (as defined in the MD Agreement) or termination of the Participant’s employment on account of the Participant’s death, or in the event of the Participant’s becoming Disabled (as defined in the MD Agreement), each unvested RSU shall become vested and nonforfeitable on the date such RSU would have otherwise become vested in accordance with Section 1 above and the Participant shall be entitled to receive, in the sole discretion of the Board, either (i) one Class A Share or (ii) cash equal to the Fair Market Value of one Class A Share.